EXHIBIT 99.3

          RTIN Holdings, Inc. Settles Lawsuits with Southridge Capital
                       Management LLC and Related Parties

Longview, Texas, June 30, 2003 - RTIN Holdings, Inc. ("RTIN") announced today that it has reached a final agreement with Southridge Capital Management LLC, Sovereign Partners Limited Partnership, Dominion Capital Fund Limited, Stephen Hicks and related parties (the "Investors") to settle the long-running litigation between RTIN and the Investors.

In November 1998, RTIN alleged the Investors were manipulating the market for RTIN securities through short-selling of its stock, RTIN brought suit against Investors for securities fraud and refused to honor the Debentures it had issued to the Investors earlier that year. The Investors counterclaimed for, among other things, enforcement of the Debentures. In late 1999 RTIN reached a settlement agreement in principle with the Investors, retracted its allegations of wrongdoing, and re-commenced honoring the Debentures. In 2001, however, a number of RTIN's officers and shareholders filed a new suit against the
Investors, once again making allegations of short selling and market manipulation, and in 2002 RTIN attempted to reinstate its owns claims against the Investors.

RTIN has now determined, based in part upon information provided by the Investors during the litigation, that there was and is no basis in fact for any of RTIN's allegations of wrongdoing on the part of the Investors. The Investors did not engage in any unlawful or wrongful conduct with respect to RTIN, its stock, its officers, or its shareholders. In recognition and acknowledgement of this fact and of RTIN's continuing financial obligation to the holders of RTIN Debentures, RTIN has reached a final settlement with the Investors. This settlement, which has been executed by all necessary parties, fully and finally resolves RTIN's claims of wrongdoing by the Investors and the Investors' counterclaims. As a result of the settlement, all litigation between the parties has been or will be dismissed.

Curtis A. Swanson, President and Chief Operating Officer of RTIN, commented, "We at RTIN deeply regret any harm caused to the Investors as a result of our allegations of wrongdoing." Mr. Swanson added, "It is time for us to move forward with this business model which is proving to have so much promise. We are now able to put the litigation behind us and focus on the future successes of RTIN and our shareholders." Mr. Swanson went on to say, "We are very excited about our future for all our operating subsidiaries and look forward to implementing this system through our national expansion program."

RTIN acknowledges that one of the purposes of this press release is to undo, to the extent possible, the harm that has been caused to the Investors by the allegations made against them by RTIN, its officers, and its shareholders. A spokesman for the Investors stated, "We are pleased to put this matter behind us and wish RTIN every success in the future as it moves forward with its business plan."

Contact:   Curtis   A.   Swanson,   President   and  Chief   Operating   Officer
cswanson@rtinholdings.com or by telephone at 903-295-6800

Certain statements in this news release may constitute "forward-looking" statements within the meaning of section 21E of the securities and Exchange Act of 1934. The Company believes that its expectations, as expressed in these statements are based on reasonable assumptions regarding the risks and uncertainties inherent in achieving those expectations. These statements are not, however, guarantees of future performance and actual results may differ materially. Other risk factors are listed in the most recent Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission. Such forward-looking statements involve risks, uncertainties, which may cause the actual results, performance, or achievement expressed or implied to differ.